Exhibit 4.6

DEED OF INDEMNIFICATION AND ADVANCEMENT

This Deed of Indemnification and Advancement (“Deed”) is made as of                                  , 202     by and among:

Cian PLC (a public company incorporated in accordance with Cypriot law, registered with the Companies Registrar of the Republic of Cyprus on 7 July 2017 under number 371331, and having its registered office at 64 Agiou Georgiou Makri, Anna Maria Lena Court, Flat: 201, 6037 Larnaca, Cyprus) (“Cian”);

Irealtor LLC (a company incorporated in accordance with Russian law, registered on June 6, 2013 under the primary state registration number 1137746481190 with a registered address: 27 Elektrozavodskaya Str., building 8, premises I, floor 5, Moscow, 107023, Russian Federation) (“iRealtor”); and

[Name](passport number [_], of [_], a member of the Board of Directors of Cian (the “Indemnified Person”).

RECITALS:

WHEREAS, Cian’s Board of Directors (the “Board”) believes that highly competent persons have become more reluctant to serve publicly held corporations as directors, officers, or in other capacities unless they are provided with adequate protection through insurance or adequate indemnification and advancement of expenses against inordinate risks of claims and actions against them arising out of their service to and activities on behalf of the corporation;

WHEREAS, the Board has determined that, in order to attract and retain qualified individuals, Cian will attempt to maintain on an ongoing basis, at its sole expense, liability insurance to protect persons serving Cian and its subsidiaries from certain liabilities. Although the furnishing of such insurance has been a customary and widespread practice, Cian believes that, given current market conditions and trends, such insurance may be available to it in the future only at higher premiums and with more exclusions. At the same time, directors, officers, and other persons in service to corporations or business enterprises are being increasingly subjected to expensive and time-consuming litigation relating to, among other things, matters that traditionally would have been brought only against Cian or business enterprise itself.

The articles of association of Cian (“Articles”) require indemnification of the officers and directors of Cian. The indemnification provisions of the Articles are not exclusive, and thereby contemplate that contracts may be entered into between Cian and members of the Board, officers and other persons with respect to indemnification and advancement of expenses;

WHEREAS, the uncertainties relating to such insurance, to indemnification, and to advancement of expenses may increase the difficulty of attracting and retaining such persons;

WHEREAS, the Board has determined that the increased difficulty in attracting and retaining such persons is detrimental to the best interests of Cian and its shareholders and that Cian should act to assure such persons that there will be increased certainty of such protection in the future;

WHEREAS, it is reasonable, prudent and necessary for such persons to be indemnified and have their expenses advanced to the fullest extent permitted by applicable law so that they will serve or continue to serve Cian free from undue concern that they will not be so indemnified;

WHEREAS, iRealtor is the entity within the Cian group best placed to provide such indemnification and advances;

WHEREAS, this Deed is a supplement to and in furtherance of the Articles and any resolutions adopted pursuant thereto, and is not a substitute therefor, nor diminishes or abrogates any rights of the Indemnified Person thereunder;

WHEREAS, all necessary corporate approvals of Cian and iRealtor authorizing entry into this Deed have been received; and

WHEREAS, the Indemnified Person does not regard the protection available under the Articles and insurance as adequate in the present circumstances, and may not be willing to serve or continue to serve as an officer or director without adequate additional protection, and Cian desires the Indemnified Person to serve in such capacity. The Indemnified Person is willing to serve and to take on additional service for or on behalf of Cian on the condition that the Indemnified Person be so indemnified and be advanced their expenses.

NOW, THEREFORE, in consideration of the premises and the covenants contained herein, iRealtor, Cian and the Indemnified Person do hereby covenant and agree as follows:

Section 1.   Services to Cian. The Indemnified Person agrees to serve as a director

/executive officer of Cian. The Indemnified Person may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law). This Deed does not create any obligation on Cian to continue the Indemnified Person in such position and is not an employment or service contract between Cian (or any of its subsidiaries or any Enterprise) and the Indemnified Person.

Section 2.   Definitions. As used in this Deed:

(a)“Agent” means any person who is authorized by Cian or an Enterprise to act for or represent the interests of Cian or an Enterprise, respectively.

(b)A “Change in Control” occurs upon the earliest to occur after the date of this Deed of any of the following events:

i.Acquisition of Shares by Third Party. Any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of Cian representing fifteen percent (15%) or more of the combined voting power of Cian’s then outstanding securities unless the change in relative beneficial ownership of Cian’s securities by any Person results solely from a reduction in the aggregate number of outstanding shares of securities entitled to vote generally in the election of directors;

ii.Corporate Transactions. The effective date of a merger or consolidation of Cian with any other entity, other than a merger or consolidation which would result in the voting securities of Cian outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation and with the power to elect at least a majority of the board of directors or other governing body of such surviving entity;

iii.Liquidation. The approval by the shareholders of Cian of a complete liquidation of Cian or an agreement for the sale or disposition by Cian of all or substantially all of Cian’s assets; and

iv.Other Events. There occurs any other event of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or a response to any similar item on any similar schedule or form) promulgated under the Exchange Act (as defined below), whether or not Cian is then subject to such reporting requirement.

v.	For purposes of this Section 2(b), the following terms have the following meanings:

1“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended from time to time.

2“Person” has the meaning as set forth in Sections 13(d) and 14(d) of the Exchange Act; provided, however, that Person excludes (i)Cian, (ii) iRealtor, (iii) the depositary appointed in connection with Cian’s American depositary receipt programme in its capacity as such, (iv) any trustee or other fiduciary holding securities under an employee benefit plan of Cian, and (v) any corporation owned, directly or indirectly, by the shareholders of Cian in substantially the same proportions as their ownership of stock of Cian.

3“Beneficial Owner” has the meaning given to such term in Rule 13d-3 under the Exchange Act; provided, however, that Beneficial Owner excludes any Person otherwise becoming a Beneficial Owner by reason of the shareholders of Cian approving a merger of Cian with another entity.

(c)“Corporate Status” describes the status of a person who is or was acting as a director, officer, employee, fiduciary, or Agent of Cian or an Enterprise.

(d)“Disinterested Director” means a director of Cian who is not and was not a party to the Proceeding in respect of which indemnification is sought by the Indemnified Person.

(e)“Enterprise” means any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other entity for which the Indemnified Person is or was serving at the request of Cian as a director, officer, employee, or Agent.

(f)“Expenses” includes all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts and other professionals, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, any federal, state, local or foreign taxes imposed on the Indemnified Person as a result of the actual or deemed receipt of any payments under this Deed, ERISA excise taxes and penalties, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness in, or otherwise participating in, a Proceeding. Expenses also include (i) Expenses incurred in connection with any appeal resulting from any Proceeding, including without limitation the premium, security for, and other costs relating to any cost bond, supersedeas bond, or other appeal bond or its equivalent, and (ii) for purposes of Section 14(d) only, Expenses incurred by the Indemnified Person in connection with the interpretation, enforcement or defense of the Indemnified Person’s rights under this Deed, by litigation or otherwise. Expenses, however, do not include amounts paid in settlement by the Indemnified Person or the amount of judgments or fines against the Indemnified Person.

(g)“Independent Counsel” means a law firm, or a member of a law firm, that is experienced in matters of corporation law and neither presently is, nor in the past five years has been, retained to represent: (i) Cian, iRealtor or the Indemnified Person in any matter material to either such party (other than with respect to matters concerning the Indemnified Person under this Deed, or of other Indemnified Persons under similar indemnification agreements), or (ii) any other party to the Proceeding giving rise to a claim for indemnification hereunder. Notwithstanding the foregoing, the term “Independent Counsel” does not include any person who, under the applicable standards of professional conduct then prevailing, would have a conflict of interest in representing any of Cian, iRealtor or the Indemnified Person in an action to determine the Indemnified Person’s rights under this Deed.

(h)The term “Proceeding” includes any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding, whether brought in the right of Cian or iRealtor or otherwise and whether of a civil, criminal, administrative, legislative, or investigative (formal or informal) nature, including any appeal therefrom, in which the Indemnified Person was, is or will be involved as a party, potential party, non- party witness or otherwise by reason of the Indemnified Person’s Corporate Status or by reason of any action taken by the Indemnified Person (or a failure to take action by the Indemnified Person) or of any action (or failure to act) on the Indemnified Person’s part while acting pursuant to the Indemnified Person’s Corporate Status, in each case whether or not serving in such capacity at the time any liability or Expense is incurred for which indemnification, reimbursement, or advancement of Expenses can be provided under this Deed. A Proceeding also includes a situation the Indemnified Person believes in good faith may lead to or culminate in the institution of a Proceeding.

(i)“Sponsor Entities” means Speedtime Trading Limited, Ronder Investments Limited, Onlypiece Trading Limited and their respective affiliates.

(j)“Section” means a section of this Deed, unless stated otherwise.

Section 3. Indemnity in Third-Party Proceedings. iRealtor will indemnify the Indemnified Person in accordance with the provisions of this Section 3 if the Indemnified Person is, or is threatened to be made, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of Cian or iRealtor to procure a judgment in its favor. Pursuant to this Section 3, iRealtor will indemnify the Indemnified Person to the fullest extent permitted by applicable law against all Expenses, judgments, fines and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines and amounts paid in settlement) actually and reasonably incurred by the Indemnified Person or on the Indemnified Person’s behalf in connection with such Proceeding or any claim, issue or matter therein, if the Indemnified Person acted in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of Cian.

Section 4.  Indemnity in Proceedings by or in the Right of Cian or iRealtor. iRealtor will indemnify the Indemnified Person in accordance with the provisions of this Section 4 if the Indemnified Person is, or is threatened to be made, a party to or a participant in any Proceeding by or in the right of Cian or iRealtor to procure a judgment in its favor. Pursuant to this Section 4, iRealtor will indemnify the Indemnified Person to the fullest extent permitted by applicable law against all Expenses actually and reasonably incurred by the Indemnified Person or on the Indemnified Person’s behalf in connection with such Proceeding or any claim, issue or matter therein, if the Indemnified Person acted in good faith and in a manner the Indemnified Person reasonably believed to be in or not opposed to the best interests of Cian. iRealtor will not indemnify the Indemnified Person for Expenses under this Section 4 related to any claim, issue or matter in a Proceeding for which the Indemnified Person has been finally adjudged by a court to be liable to Cian or iRealtor, unless, and only to the extent that, the court or arbitral tribunal in which the Proceeding was brought determines upon application by the Indemnified Person that, despite the adjudication of liability but in view of all the circumstances of the case, the Indemnified Person is fairly and reasonably entitled to indemnification.

Section 5.  Indemnification for Expenses of a Party Who is Wholly or Partly Successful. To the fullest extent permitted by applicable law, iRealtor will indemnify the Indemnified Person against all Expenses actually and reasonably incurred by the Indemnified Person in connection with any Proceeding to the extent that the Indemnified Person is successful, on the merits or otherwise. If the Indemnified Person is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, iRealtor will indemnify the Indemnified Person against all Expenses actually and reasonably incurred by the Indemnified Person or on the Indemnified Person’s behalf in connection with or related to each successfully resolved claim, issue or matter to the fullest extent permitted by law. For purposes of this Section 5 and without limitation, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, will be deemed to be a successful result as to such claim, issue or matter.

Section 6.  Indemnification For Expenses of a Witness. To the fullest extent permitted by applicable law, iRealtor will indemnify the Indemnified Person against all Expenses actually and reasonably incurred by the Indemnified Person or on the Indemnified Person’s behalf in connection with any Proceeding to which the Indemnified Person is not a party but to which the Indemnified Person is a witness, deponent, interviewee, or otherwise asked to participate.

Section 7.  Partial Indemnification. If the Indemnified Person is entitled under any provision of this Deed to indemnification by iRealtor for some or a portion of Expenses, but not, however, for the total amount thereof, iRealtor will indemnify the Indemnified Person for the portion thereof to which the Indemnified Person is entitled.

Section 8.  Additional Indemnification. Notwithstanding any limitation in Sections 3, 4, or 5, iRealtor will indemnify the Indemnified Person to the fullest extent permitted by applicable law if the Indemnified Person is a party to or threatened to be made a party to any Proceeding (including a Proceeding by or in the right of Cian or iRealtor to procure a judgment in its favor).

Section 9.  Exclusions. Notwithstanding any provision in this Deed, iRealtor is not obligated under this Deed to make any indemnification payment to the Indemnified Person in connection with any Proceeding:

(a)for which payment has actually been made to or on behalf of the Indemnified Person under any insurance policy or other indemnity provision, except to the extent provided in Section 15(b) and except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provision; or

(b)for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnified Person of securities of Cian within the meaning of Section 15(b) of the Exchange Act (as defined in Section 2(b) hereof) or similar provisions of state statutory law or common law, (ii) any reimbursement of Cian by the Indemnified Person of any bonus or other incentive-based or equity-based compensation or of any profits realized by the Indemnified Person from the sale of securities of Cian, as required in each case under the Exchange Act (including any such reimbursements that arise from an accounting restatement of Cian pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to Cian of profits arising from the purchase and sale by the Indemnified Person of securities in violation of Section 306 of the Sarbanes-Oxley Act) or (iii) any reimbursement of Cian by the Indemnified Person of any compensation pursuant to any compensation recoupment or clawback policy adopted by the Board or the compensation committee of the Board, including but not limited to any such policy adopted to comply with stock exchange listing requirements implementing Section 10D of the Exchange Act; or

(c)initiated by the Indemnified Person, including any Proceeding (or any part of any Proceeding) initiated by the Indemnified Person against Cian or iRealtor or their directors, officers, employees or other the Indemnified Persons, unless (i) the Proceeding or part of any Proceeding is to enforce the Indemnified Person’s rights to indemnification or advancement, of Expenses, including a Proceeding (or any part of any Proceeding) initiated pursuant to Section 14, (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation or (iii) iRealtor provides the indemnification, in its sole discretion, pursuant to any powers vested in iRealtor under applicable law; or

(d)where the Indemnified Person has been fully adjudicated by a court to have acted with willful intent or gross negligence; or

(e)where, in the case of a criminal Proceeding, it is determined in a final, non- appealable decision of a competent court that the Indemnified Person’s conduct constitutes a criminal offence.

Section 10.Advances of Expenses.

(a)iRealtor will advance, to the extent not prohibited by applicable law, the Expenses incurred by the Indemnified Person in connection with any Proceeding (or any part of any Proceeding) not initiated by the Indemnified Person or any Proceeding (or any part of any Proceeding) initiated by the Indemnified Person if (i) the Proceeding or part of any Proceeding is to enforce the Indemnified Person’s rights to obtain indemnification or advancement of Expenses from iRealtor or an Enterprise, including a proceeding initiated pursuant to Section 14 or (ii) the Board authorized the Proceeding (or any part of any Proceeding) prior to its initiation. iRealtor will advance the Expenses within thirty (30) days after the receipt by Cian or iRealtor of a statement or statements requesting such advances from time to time, whether prior to or after final disposition of any Proceeding.

(b)Advances will be unsecured and interest-free. The Indemnified Person undertakes to repay (without interest) the amounts advanced by way of advancement or indemnification to the extent that it is ultimately determined that the Indemnified Person is not entitled to be indemnified by iRealtor. No other form of undertaking is required other than the execution of this Deed. iRealtor will make advances without regard to the Indemnified Person’s ability to repay the Expenses and without regard to the Indemnified Person’s ultimate entitlement to indemnification under the other provisions of this Deed.

Section 11.Procedure for Notification of Claim for Indemnification or Advancement.

(a)The Indemnified Person will notify Cian and iRealtor in writing of any Proceeding with respect to which the Indemnified Person intends to seek indemnification or advancement of Expenses hereunder as soon as reasonably practicable following the receipt by the Indemnified Person of written notice thereof. The Indemnified Person will include in the written notification a description of the nature of the Proceeding and the facts underlying the Proceeding and provide such documentation and information as is reasonably available to the Indemnified Person and is reasonably necessary to determine whether and to what extent the Indemnified Person is entitled to indemnification following the final disposition of such Proceeding. The Indemnified Person’s failure to notify Cian and iRealtor will not relieve iRealtor from any obligation it may have to the Indemnified Person under this Deed, and any delay in so notifying Cian and iRealtor will not constitute a waiver by the Indemnified Person of any rights under this Deed. Cian will, promptly upon receipt of such a request for indemnification or advancement, advise the Board in writing that the Indemnified Person has requested indemnification or advancement.

(b)Cian will be entitled to participate in the Proceeding at its own expense.

Section 12.Procedure Upon Application for Indemnification.

(a)Unless a Change in Control has occurred, the determination of the Indemnified Person’s entitlement to indemnification will be made:

i.by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

ii.by a committee of Disinterested Directors designated by a majority vote of the Disinterested Directors, even though less than a quorum of the Board;

iii.if there are no such Disinterested Directors or, if such Disinterested Directors so direct, by written opinion provided by Independent Counsel selected by the Board; or

iv.	if so directed by the Board, by the shareholders of Cian.

(b)If a Change in Control has occurred, the determination of the Indemnified Person’s entitlement to indemnification will be made by written opinion provided by Independent Counsel selected by the Indemnified Person (unless the Indemnified Person requests such selection be made by the Board)

(c)The party selecting Independent Counsel pursuant to subsection (a)iii or (b) of this Section 12 will provide written notice of the selection to the other party. The notified party may, within ten (10) days after receiving written notice of the selection of Independent Counsel, deliver to the selecting party a written objection to such selection; provided, however, that such objection may be asserted only on the ground that the Independent Counsel so selected does not meet the requirements of “Independent Counsel” as defined in Section 2, and the objection will set forth with particularity the factual basis of such assertion. Absent a proper and timely objection, the person so selected will act as Independent Counsel. If such written objection is so made and substantiated, the Independent Counsel so selected may not serve as Independent Counsel unless and until such objection is withdrawn or the relevant court or arbitral tribunal has determined that such objection is without merit. If, within thirty (30) days after the later of submission by the Indemnified Person of a written request for indemnification pursuant to Section 11(a) hereof and the final disposition of the Proceeding, Independent Counsel has not been selected or, if selected, any objection to has not been resolved, either iRealtor or the Indemnified Person may petition the relevant court or arbitral tribunal for the appointment as Independent Counsel of a person selected by the relevant court or arbitral tribunal or by such other person as relevant court or arbitral tribunal designates. Upon the due commencement of any judicial proceeding or arbitration pursuant to Section 14(a), Independent Counsel will be discharged and relieved of any further responsibility in such capacity (subject to the applicable standards of professional conduct then prevailing).

(d)the Indemnified Person will cooperate with the person, persons or entity making the determination with respect to the Indemnified Person’s entitlement to indemnification, including providing to such person, persons or entity upon reasonable advance request any documentation or information which is not privileged or otherwise protected from disclosure and which is reasonably available to the Indemnified Person and reasonably necessary to such determination. iRealtor will advance and pay any Expenses incurred by the Indemnified Person in so cooperating with the person, persons or entity making the indemnification determination irrespective of the determination as to the Indemnified Person’s entitlement to indemnification and iRealtor hereby indemnifies and agrees to hold the Indemnified Person harmless therefrom. Cian promptly will advise the Indemnified Person in writing of the determination that the Indemnified Person is or is not entitled to indemnification, including a description of any reason or basis for which indemnification has been denied and providing a copy of any written opinion provided to the Board by Independent Counsel.

(e)If it is determined that the Indemnified Person is entitled to indemnification, iRealtor will make payment to the Indemnified Person within thirty (30) days after such determination.

Section 13.Presumptions and Effect of Certain Proceedings.

(a)In making a determination with respect to entitlement to indemnification hereunder, the person or persons or entity making such determination will, to the fullest extent not prohibited by law, presume the Indemnified Person is entitled to indemnification under this Deed if the Indemnified Person has submitted a request for indemnification in accordance with Section 11(a), and Cian and iRealtor will, to the fullest extent not prohibited by law, have the burden of proof to overcome that presumption. Neither the failure of Cian and iRealtor (including by their directors or Independent Counsel) to have made a determination prior to the commencement of any action pursuant to this Deed that indemnification is proper in the circumstances because the Indemnified Person has met the applicable standard of conduct, nor an actual determination by the Cian or iRealtor (including by their directors or Independent Counsel) that the Indemnified Person has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the Indemnified Person has not met the applicable standard of conduct.

(b)If the determination of the Indemnified Person’s entitlement to indemnification has not been made pursuant to Section 12 within sixty (60) days after the later of (i) receipt by Cian and iRealtor of the Indemnified Person’s request for indemnification pursuant to Section 11(a) and (ii) the final disposition of the Proceeding for which the Indemnified Person requested Indemnification (the “Determination Period”), the requisite determination of entitlement to indemnification will, to the fullest extent not prohibited by law, be deemed to have been made and the Indemnified Person will be entitled to such indemnification, absent (i) a misstatement by the Indemnified Person of a material fact, or an omission of a material fact necessary to make the Indemnified Person’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law. The Determination Period may be extended for a reasonable time, not to exceed an additional thirty (30) days, if the person, persons or entity making the determination with respect to entitlement to indemnification in good faith requires such additional time for the obtaining or evaluating of documentation and/or information relating thereto; and provided, further, the Determination Period may be extended an additional fifteen (15) days if the determination of entitlement to indemnification is to be made by the shareholders pursuant to Section 12(a)(iii).

(c)The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, will not (except as otherwise expressly provided in this Deed) of itself adversely affect the right of the Indemnified Person to indemnification or create a presumption that the Indemnified Person did not act in good faith and in a manner which the Indemnified Person reasonably believed to be in or not opposed to the best interests of Cian or, with respect to any criminal Proceeding, that the Indemnified Person had reasonable cause to believe that the Indemnified Person’s conduct was unlawful.

(d)For purposes of any determination of good faith, the Indemnified Person will be deemed to have acted in good faith if the Indemnified Person acted based on the records or books of account of Cian, its subsidiaries, or an Enterprise, including financial statements, or on information supplied to the Indemnified Person by the directors or officers of Cian, its subsidiaries, or an Enterprise in the course of their duties, or on the advice of legal counsel for Cian, its subsidiaries, or an Enterprise or on information or records given or reports made to Cian or an Enterprise by an independent certified public accountant or by an appraiser, financial advisor or other expert selected with reasonable care by or on behalf of Cian, its subsidiaries, or an Enterprise. Further, the Indemnified Person will be deemed to have acted in a manner “not opposed to the best interests of Cian,” as referred to in this Deed if the Indemnified Person acted in good faith and in a manner the Indemnified Person reasonably believed to be in the best interests of the participants and beneficiaries of an employee benefit plan. The provisions of this Section 13(d) is not exclusive and does not limit in any way the other circumstances in which the Indemnified Person may be deemed to have met the applicable standard of conduct set forth in this Deed.

(e)The knowledge and/or actions, or failure to act, of any director, officer, trustee, partner, managing member, fiduciary, agent or employee of the Enterprise may not be imputed to the Indemnified Person for purposes of determining the Indemnified Person’s right to indemnification under this Deed.

Section 14.Remedies of the Indemnified Person.

(a)the Indemnified Person may commence litigation against iRealtor pursuant to Section 24 to obtain indemnification or advancement of Expenses provided by this Deed in the event that (i) a determination is made pursuant to Section 12 that the Indemnified Person is not entitled to indemnification under this Deed, (ii) iRealtor does not advance Expenses pursuant to Section 10, (iii) the determination of entitlement to indemnification is not made pursuant to Section 12 within the Determination Period, (iv) iRealtor does not indemnify the Indemnified Person pursuant to Section 5 or 6 or the second to last sentence of Section 12(d) within thirty (30) days after receipt by Cian and iRealtor of a written request therefor, (v) iRealtor does not indemnify the Indemnified Person pursuant to Section 3, 4, 7, or 8 within thirty (30) days after a determination has been made that the Indemnified Person is entitled to indemnification, or (vi) in the event that Cian, iRealtor or any other person takes or threatens to take any action to declare this Deed void or unenforceable, or institutes any litigation or other action or Proceeding designed to deny, or to recover from, the Indemnified Person the benefits provided or intended to be provided to the Indemnified Person hereunder. The Indemnified Person must commence such Proceeding seeking an adjudication or award in arbitration within one hundred and eighty (180) days following the date on which the Indemnified Person first has the right to commence such Proceeding pursuant to this Section 14(a); provided, however, that the foregoing clause does not apply in respect of a Proceeding brought by the Indemnified Person to enforce the Indemnified Person’s rights under Section 5. Neither Cian nor iRealtor will not oppose the Indemnified Person’s right to seek any such adjudication or award in arbitration.

(b)If a determination is made pursuant to Section 12 that the Indemnified Person is not entitled to indemnification, any judicial proceeding or arbitration commenced pursuant to this Section 14 will be conducted in all respects as a de novo trial, or arbitration, on the merits and the Indemnified Person may not be prejudiced by reason of that adverse determination. In any judicial proceeding or arbitration commenced pursuant to this Section 14, Cian and iRealtor will have the burden of proving the Indemnified Person is not entitled to indemnification or advancement of Expenses, as the case may be, and will not introduce evidence of the determination made pursuant to Section 12.

(c)If a determination is made pursuant to Section 12 that the Indemnified Person is entitled to indemnification, iRealtor will be bound by such determination in any judicial proceeding or arbitration commenced pursuant to this Section 14, absent (i) a misstatement by the Indemnified Person of a material fact, or an omission of a material fact necessary to make the Indemnified Person’s statement not materially misleading, in connection with the request for indemnification, or (ii) a prohibition of such indemnification under applicable law.

(d)Cian and iRealtor are, to the fullest extent not prohibited by law, precluded from asserting in any judicial proceeding or arbitration commenced pursuant to this Section 14 that the procedures and presumptions of this Deed are not valid, binding and enforceable and will stipulate in any such court or before any such arbitrator that each of them is bound by all the provisions of this Deed.

(e)It is the intent of Cian and iRealtor that, to the fullest extent permitted by law, the Indemnified Person shall not be required to incur legal fees or other Expenses associated with the interpretation, enforcement or defense of the Indemnified Person’s rights under this Deed by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Indemnified Person hereunder. iRealtor, to the fullest extent permitted by law, will (within thirty (30) days after receipt by Cian and iRealtor of a written request therefor) advance to the Indemnified Person such Expenses which are incurred by the Indemnified Person in connection with any action concerning this Deed, the Indemnified Person’s right to indemnification or advancement of Expenses from iRealtor, or concerning any directors’ and officers’ liability insurance policies maintained by Cian, and will indemnify the Indemnified Person against any and all such Expenses unless the relevant court or arbitral tribunal determines that each of the Indemnified Person’s claims in such action were made in bad faith or were frivolous or are prohibited by law.

Section 15.Non-exclusivity; Survival of Rights; Insurance; Subrogation.

(a)The indemnification and advancement of Expenses provided by this Deed are not exclusive of any other rights to which the Indemnified Person may at any time be entitled under applicable law, the Articles, any agreement, a vote of shareholders of Cian or a resolution of the Board, or otherwise. The indemnification and advancement of Expenses provided by this Deed may not be limited or restricted by any amendment, alteration or repeal of this Deed in any way with respect to any action taken or omitted by the Indemnified Person in the Indemnified Person’s Corporate Status occurring prior to any amendment, alteration or repeal of this Deed. To the extent that a change in English, Cypriot or Russian law, whether by statute or judicial decision, permits greater indemnification or advancement of Expenses than would be afforded currently under this Deed or the Articles, it is the intent of the parties hereto that the Indemnified Person enjoy by this Deed the greater benefits so afforded by such change. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy is cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, will not prevent the concurrent assertion or employment of any other right or remedy.

(b)Cian and iRealtor each hereby acknowledge that the Indemnified Person may have certain rights to indemnification, advancement of Expenses and/or insurance provided by one or more other Persons with whom or which the Indemnified Person may be associated (including, without limitation, any Sponsor Entities). The relationship between iRealtor and such other Persons, other than an Enterprise, with respect to the Indemnified Person’s rights to indemnification, advancement of Expenses, and insurance is described by this subsection, subject to the provisions of subsection (d) of this Section 15 with respect to a Proceeding concerning the Indemnified Person’s Corporate Status with an Enterprise.

i.	iRealtor hereby acknowledges and agrees:

1)iRealtor is the indemnitor of first resort with respect to any request for indemnification or advancement of Expenses made pursuant to this Deed concerning any Proceeding;

2)iRealtor is primarily liable for all indemnification and indemnification or advancement of Expenses obligations for any Proceeding, whether created by law, organizational or constituent documents, contract (including this Deed) or otherwise;

3)any obligation of any other Persons with whom or which the Indemnified Person may be associated (including, without limitation, any Sponsor Entities) to indemnify the Indemnified Person and/or advance Expenses to the Indemnified Person in respect of any proceeding are secondary to the obligations of iRealtor’s obligations;

4)iRealtor will indemnify the Indemnified Person and advance Expenses to the Indemnified Person hereunder to the fullest extent provided herein without regard to any rights the Indemnified Person may have against any other Person with whom or which the Indemnified Person may be associated (including, any Sponsor Entities) or insurer of any such Person; and

ii.subject to Section 15(e), iRealtor irrevocably waives, relinquishes and releases (A) any other Person with whom or which the Indemnified Person may be associated (including, without limitation, any Sponsor Entities) from any claim of contribution, subrogation, reimbursement, exoneration or indemnification, or any other recovery of any kind in respect of amounts paid by iRealtor to the Indemnified Person pursuant to this Deed and (B) any right to participate in any claim or remedy of the Indemnified Person against any Person (including, without limitation, any Sponsor Entities), whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from any Person (including, without limitation, any Sponsor Entities), directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right.

iii.In the event any other Person with whom or which the Indemnified Person may be associated (including, without limitation, any Sponsor Entities) or their insurers advances or extinguishes any liability or loss for the Indemnified Person, the payor has a right of subrogation against iRealtor or its insurers for all amounts so paid which would otherwise be payable by iRealtor or its insurers under this Deed. In no event will payment by any other Person with whom or which the Indemnified Person may be associated (including, without limitation, any Sponsor Entities) or their insurers affect the obligations of iRealtor hereunder or shift primary liability for iRealtor’s obligation to indemnify or advance of Expenses to any other Person with whom or which the Indemnified Person may be associated (including, without limitation, any Sponsor Entities).

iv.Any indemnification or advancement of Expenses provided by any other Person with whom or which the Indemnified Person may be associated (including, without limitation, any Sponsor Entities, but excluding any provider of director and officer liability insurance in respect of the Indemnified person) is specifically in excess over iRealtor’s obligation to indemnify and advance Expenses or any valid and collectible insurance (including but not limited to any malpractice insurance or professional errors and omissions insurance) provided by Cian.

(c)To the extent that Cian maintains an insurance policy or policies providing liability insurance for directors, officers, employees, or agents of Cian, Cian will obtain a policy or policies covering the Indemnified Person to the maximum extent of the coverage available for any such director, officer, employee or agent under such policy or policies, including coverage in the event iRealtor does not or cannot, for any reason, indemnify or advance Expenses to the Indemnified Person as required by this Deed. If, at the time of the receipt of a notice of a claim pursuant to this Deed, Cian has director and officer liability insurance in effect, Cian will give prompt notice of such claim or of the commencement of a Proceeding, as the case may be, to the insurers in accordance with the procedures set forth in the respective policies. Cian will thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnified Person, all amounts payable as a result of such Proceeding in accordance with the terms of such policies. The Indemnified Person agrees to assist Cian’s efforts to cause the insurers to pay such amounts and will comply with the terms of such policies, including selection of approved panel counsel, if required.

(d)iRealtor’s obligation to indemnify or advance Expenses hereunder to the Indemnified Person for any Proceeding concerning the Indemnified Person’s Corporate Status with an Enterprise will be reduced by any amount the Indemnified Person has actually received as indemnification or advancement of Expenses from such Enterprise. Cian, iRealtor and the Indemnified Person intend that any such Enterprise (and its insurers) be the indemnitor of first resort with respect to indemnification and advancement of Expenses for any Proceeding related to or arising from the Indemnified Person’s Corporate Status with such Enterprise. iRealtor’s obligation to indemnify and advance Expenses to the Indemnified Person is secondary to the obligations the Enterprise or its insurers owe to the Indemnified Person. The Indemnified Person agrees to take all reasonably necessary and desirable action to obtain from an Enterprise indemnification and advancement of Expenses for any Proceeding related to or arising from the Indemnified Person’s Corporate Status with such Enterprise.

(e)In the event of any payment made by iRealtor under this Deed, iRealtor will be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Person from any Enterprise or insurance carrier. For the avoidance of doubt, if iRealtor advances or extinguishes any liability or loss for the Indemnified Person, iRealtor has a right of subrogation against any provider of director and officer liability insurance in respect of the Indemnified Person for all amounts so paid that would otherwise be payable by such provider under such insurance. The Indemnified Person will execute all papers required and take all action necessary to secure such rights, including execution of such documents as are necessary to enable iRealtor to bring suit to enforce such rights.

Section 16.  Duration. This Deed continues until and terminates upon the later of: (a) ten (10)years after the date that the Indemnified Person ceases to have a Corporate Status or (b) one (1) year after the final termination of any Proceeding then pending in respect of which the Indemnified Person is granted rights of indemnification or advancement of Expenses hereunder and of any Proceeding commenced by the Indemnified Person pursuant to Section 14 relating thereto. The indemnification and advancement of Expenses rights provided by or granted pursuant to this Deed are binding upon and be enforceable by the parties hereto and their respective successors and assigns (including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of iRealtor), continue as to an the Indemnified Person who has ceased to be a director, officer, employee or agent of Cian or of any other Enterprise, and inure to the benefit of the Indemnified Person and the Indemnified Person’s spouse, assigns, heirs, devisees, executors and administrators and other legal representatives.

Section 17. Severability. If any provision or provisions of this Deed is held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Deed (including without limitation, each portion of any Section containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will not in any way be affected or impaired thereby and remain enforceable to the fullest extent permitted by law; (b) such provision or provisions will be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (c) to the fullest extent possible, the provisions of this Deed (including, without limitation, each portion of any Section containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) will be construed so as to give effect to the intent manifested thereby.

Section 18.  Interpretation. Any ambiguity in the terms of this Deed will be resolved in favor of the Indemnified Person and in a manner to provide the maximum indemnification and advancement of Expenses permitted by law. Cian, iRealtor and the Indemnified Person intend that this Deed provide to the fullest extent permitted by law for indemnification and advancement in excess of that expressly provided, without limitation, by the Articles, vote of Cian shareholders or Disinterested Directors or applicable law.

Section 19.Enforcement.

(a)Cian and iRealtor expressly confirm and agree that they have entered into this Deed and assumed the obligations imposed on them hereby in order to induce the Indemnified Person to serve as a director or officer of Cian, and Cian and iRealtor acknowledge that the Indemnified Person is relying upon this Deed in serving as a director or officer of Cian.

(b)This Deed constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral, written and implied, between the parties hereto with respect to the subject matter hereof; provided, however, that this Deed is a supplement to and in furtherance of the Articles and applicable law, and is not a substitute therefor, nor to diminish or abrogate any rights of the Indemnified Person thereunder.

Section 20.  Modification and Waiver. No supplement, modification or amendment of this Deed is binding unless executed in writing by the parties hereto. No waiver of any of the provisions of this Deed will be deemed or constitutes a waiver of any other provisions of this Deed nor will any waiver constitute a continuing waiver.

Section 21.  Notice by the Indemnified Person. The Indemnified Person agrees promptly to notify Cian and iRealtor in writing upon being served with any summons, citation, subpoena, complaint, indictment, information or other document relating to any Proceeding or matter which may be subject to indemnification or advancement of Expenses covered hereunder. The failure of the Indemnified Person to so notify Cian and iRealtor does not relieve iRealtor of any obligation which it may have to the Indemnified Person under this Deed or otherwise.

Section 22. Notices. All notices, requests, demands and other communications under this Deed will be in writing and will be deemed to have been duly given if (a) delivered by hand to the other party, (b) sent by reputable overnight courier to the other party or (c) sent by electronic mail, with receipt of oral confirmation that such communication has been received:

(a)	If to the Indemnified Person, at the address indicated on the signature page of this Deed, or such other address as the Indemnified Person provides to Cian and iRealtor.

(b)	If to Cian:

To: Fiduserve Management Ltd Address: 4th Floor, 9 Kafkasou Str., Aglantzia, 2112 Nicosia, Cyprus Attention: For Cian PLC Email: andreas.constantinides@fiduserve.com,
Сс: iRealtor LLC

Address: premises I, floor 5, 27 Elektrozavodskaya street, Bldg.8, Moscow, 107023, Russian Federation
Attention: Legal Department, Capital Markets and IR
Email: a.maslovskaya@cian.ru, v.kiseleva@cian.ru,

(c)	If to iRealtor:

To: iRealtor LLC
Address: premises I, floor 5, 27 Elektrozavodskaya street, Bldg.8, Moscow, 107023, Russian Federation
Attention: Legal Department, Capital Markets and IR Email: a.maslovskaya@cian.ru, v.kiseleva@cian.ru,

Cc: Fiduserve Management Ltd
Address: 4th Floor, 9 Kafkasou Str., Aglantzia, 2112 Nicosia, Cyprus Attention: For Cian PLC
Email: andreas.constantinides@fiduserve.com,

or to any other address as may have been furnished to the Indemnified Person by Cian or iRealtor.

Section 23. Contribution. To the fullest extent permissible under applicable law, if the indemnification provided for under Section 3 to Section 8 is unavailable to the Indemnified Person for any reason whatsoever, iRealtor, in lieu of indemnifying the Indemnified Person, will contribute to the amount incurred by the Indemnified Person, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Deed, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by iRealtor and the Indemnified Person as a result of the event(s) and/or transaction(s) giving cause to such Proceeding; and/or (ii) the relative fault of iRealtor (and its directors, officers, employees and agents) and the Indemnified Person in connection with such event(s) and/or transaction(s).

Section 24. Applicable Law. This Deed and the legal relations among the parties are governed by, and construed and enforced in accordance with, the laws of England, without regard to its conflict of laws rules.

Section 25. Default jurisdiction. Except with respect to any arbitration commenced pursuant to Section 26, Cian, iRealtor and the Indemnified Person hereby irrevocably and unconditionally (i) agree that any action or Proceeding arising out of or in connection with this Deed or the breach termination or invalidity thereof shall be brought only in the courts of England and not in any other court in any other country, (ii) consent to submit to the exclusive jurisdiction of the courts of England for the purposes of any action or Proceeding arising out of or in connection with this Deed,

(iii) waive any objection to the laying of venue of any such action or Proceeding in the courts of England, and (iv) waive, and agree not to plead or to make, any claim that any such action or Proceeding brought in the courts of England has been brought in an improper or inconvenient forum.

Section 26. Option to arbitrate. Notwithstanding the provisions of Section 25, Cian, iRealtor and the Indemnified Person may agree in writing that any action or Proceeding arising out of or in connection with this Deed or the breach termination or invalidity thereof shall be finally settled by arbitration in accordance with the LCIA Rules of the London Court of International Arbitration. In

such case, the place of arbitration shall be London, England, the language used in the arbitral proceedings shall be English and the arbitral tribunal shall consist of three arbitrators. In the absence of written agreement between Cian, iRealtor and the Indemnified person to arbitrate under this Section 26, the provisions of Section 25 shall apply.

Section 27. Identical Counterparts. This Deed may be executed in one or more counterparts, each of which will for all purposes be deemed to be an original but all of which together constitutes one and the same agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Deed.

Section 28.  Headings. The headings of this Deed are inserted for convenience only and do not constitute part of this Deed or affect the construction thereof.

Signature page follows.

IN WITNESS WHEREOF, the parties have caused this document to be signed as a deed and is delivered and takes effect on the day and year first above written.

;
Executed as a deed by IREALTOR LLC acting by the person indicated, who is permitted to execute this document for IREALTOR LLC under the laws of Russian Federation

Name:
Position: General Director
(Authorised signatory)

Executed as a deed by CIAN PLC acting by the person indicated, who is permitted to execute this document for CIAN PLC under the laws of Cyprus

Name:
Position:
(Authorised signatory)

Signed as a deed by the person indicated in the presence of a witness
Name:

(Indemnified Party)

In the presence of:

Name:
Witness occupation:
Witness address: